    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1998


                                                      REGISTRATION NO. 333-23471
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                  ON FORM S-3
                                      TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ACCLAIM ENTERTAINMENT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                DELAWARE                                 38-2698904
    (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)                IDENTIFICATION NUMBER)


                            ------------------------

                               ONE ACCLAIM PLAZA
                           GLEN COVE, NEW YORK 11542
                                 (516) 656-5000
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------


                              GREGORY E. FISCHBACH
                            CHIEF EXECUTIVE OFFICER
                          ACCLAIM ENTERTAINMENT, INC.
                               ONE ACCLAIM PLAZA
                           GLEN COVE, NEW YORK 11542
                                 (516) 656-5000

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------


                                    Copy to:


                          JAYSHREE PARTHASARATHY, ESQ.
                              ROSENMAN & COLIN LLP
                               575 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                           TELEPHONE: (212) 940-8800

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.


     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /



     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. /x/


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THAT THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 28, 1998


PROSPECTUS


                                1,162,770 SHARES


                          ACCLAIM ENTERTAINMENT, INC.

                                  COMMON STOCK

                            ------------------------


     The 1,162,770 shares (the 'Shares') of common stock, par value $0.02 per share (the 'Common Stock'), of Acclaim Entertainment, Inc. ('Acclaim', and together with its subsidiaries, the 'Company') covered by this Prospectus are being offered and sold by the selling stockholder (the 'Selling Stockholder') named herein. The Shares were originally issued by the Company to the Selling Stockholder in a privately-negotiated transaction pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933 (the 'Securities Act'). See 'Selling Stockholder.'



     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Company has been advised by the Selling Stockholder that he may from time to time sell all or a portion of the Shares on The NASDAQ Stock Market, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or in private transactions at negotiated prices and on terms to be determined at the time of sale. The Shares may be sold directly, through an underwritten offering, through agents designated from time to time or to or through broker-dealers designated from time to time. To the extent required, the number of Shares to be sold, the purchase price, the public offering price, if applicable, the name of any such agent or broker-dealer, and any applicable commissions, discounts or other items constituting compensation to such underwriters, agents or broker-dealers with respect to a particular offering will be set forth in a supplement or supplements to this Prospectus. The Selling Stockholder may also sell all or a portion of the Shares pursuant to Rule 144 promulgated under the Securities Act, to the extent that such sales may be made in compliance with such Rule. See 'Plan of Distribution.' The Company knows of no selling arrangement between any underwriter, agent or broker-dealer and the Selling Stockholder.



     The Selling Stockholder and any broker-dealers or agents who participate with the Selling Stockholder in the distribution of any Shares may be deemed to be 'underwriters' as such term is defined under the Securities Act and any discount or commission received by them and any profit on the sale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.



     The Selling Stockholder has agreed to indemnify the Company, and the Company has agreed to indemnify the Selling Stockholder, against certain liabilities, including liabilities under the Securities Act. See 'Plan of Distribution' for a description of this agreement and other arrangements between the Company and the Selling Stockholder. Expenses of this offering (excluding legal and accounting fees, if any, incurred by the Selling Stockholder, which will be borne in full by the Selling Stockholder), estimated at $200,000, will be paid by the Company.


                            ------------------------


     SEE 'RISK FACTORS' ON PAGE 6 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK OFFERED HEREBY.


                            ------------------------


     The Common Stock is traded on The NASDAQ Stock Market National Market System under the symbol 'AKLM.' On January 26, 1998, the last reported sale price of the Common Stock was $4.125 per share.


                            ------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The offering is subject to withdrawal and cancellation at any time, without notice.

                            ------------------------


                The date of this Prospectus is January   , 1998.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFERING OR SOLICITATION TO SUCH PERSON.


                            ------------------------


                               TABLE OF CONTENTS


                                                  PAGE
                                                  ----
Available Information..........................     2
Information Incorporated by Reference..........     3
The Company....................................     4
Risk Factors...................................     6

                                                  PAGE
                                                  ----
Use of Proceeds................................    15
Legal Matters..................................    17
Experts........................................    17


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the 'Exchange Act'). When used in this Prospectus, the words 'believe,' 'anticipate,' 'think,' 'intend,' 'plan,' 'will be,' 'strategy' and similar expressions identify such forward-looking statements. Such statements regarding future events and/or the future financial performance of the Company are subject to certain risks and uncertainties, including those discussed in 'RISK FACTORS' on pages 6 to 15, which could cause actual events or the actual future results of the Company to differ materially from any forward-looking statement. In light of the significant risks and uncertainties inherent in the forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.



                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission (the 'Commission'). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 40 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site at 'http://www.sec.gov' that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.


     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the 'Registration Statement') under the Securities Act with respect to the registration of the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the contents of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, as well as items of information omitted from this Prospectus but contained in the Registration Statement and reports and other information filed by the Company, may be inspected without charge at the public reference facilities referred to above and copies of all or any part thereof may be obtained from the Commission upon request and payment of the prescribed fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:



          (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1997, filed on November 19, 1997 (File No. 0-16986) (the 'Form 10-K');




          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1997, filed on January 14, 1998 (File No. 0-16986) (the 'Form 10-Q'); and



          (c) The information in respect of the Common Stock under the caption 'Description of Registrant's Securities to be Registered' contained in the Registration Statement on Form 8-A, filed on June 8, 1988 (File No. 0-16986), as amended by the Current Report on Form 8-K, filed on August 25, 1989 (File No. 33-9460-C), relating to the one-for-two reverse stock split effected by the Company.



     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of the filings of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



     The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). Requests for such documents should be directed to the Secretary, Acclaim Entertainment, Inc., One Acclaim Plaza, Glen Cove, New York 11542. Telephone requests for such copies should be directed to the Secretary at (516) 656-5000.

                                  THE COMPANY



     The Company is a developer, publisher and mass marketer of interactive entertainment software ('Software') for use with dedicated interactive entertainment hardware platforms ('Entertainment Platforms') and multimedia personal computer systems ('Multimedia PCs'). The Company operates its own Software design studios and a motion capture studio, and markets and distributes its Software in the major territories throughout the world. The Company's operating strategy is to develop Software for the Entertainment Platforms and Multimedia PCs that dominate the interactive entertainment market at a given time or which the Company perceives as having the potential for achieving mass market acceptance. The Company emphasizes sports simulation and arcade-style titles for Entertainment Platforms, and fantasy/role-playing, adventure and sports simulation titles for Multimedia PCs. The Company intends to continue to support its existing key brands (such as Turok: Dinosaur Hunter, NFL Quarterback Club '98 and World Wrestling Federation ('WWF') and NBA Jam) with the introduction of new titles supporting those brands and to develop one or more additional key brands each year based on its original and licensed properties, which may then be featured on an annual basis in successive titles.



     The Company also engages, to a lesser extent, in: (i) the development and publication of comic books, which commenced in July 1994 through the acquisition of Acclaim Comics, Inc. ('Acclaim Comics'); (ii) the distribution of Software titles developed by other software publishers ('Affiliated Labels'), which commenced in the first quarter of fiscal 1995; (iii) the marketing of its motion capture technology and studio services, which commenced in the first quarter of fiscal 1995; and (iv) the development, marketing and distribution of coin-operated video arcade games, which commenced in May 1996. See 'Risk Factors--New Business Ventures.'



     The Company believes the Software industry is driven by the size of the installed base of Entertainment Platforms, such as those manufactured by Nintendo Co., Ltd. (Japan) (Nintendo Co., Ltd. (Japan) and its subsidiary, Nintendo of America, Inc., are collectively herein referred to as 'Nintendo'), Sony Corporation (Sony Corporation and its subsidiary, Sony Computer Entertainment of America, are collectively herein referred to as 'Sony') and Sega Enterprises Ltd. ('Sega'), and Multimedia PCs. The industry is characterized by rapid technological change, resulting in Entertainment Platform and related Software product cycles. No single Entertainment Platform or system has achieved long-term dominance in the interactive entertainment market. See 'Risk Factors--Industry Trends; Platform Transition; Technological Change.'



     The Company recorded a loss from operations of $274.5 million and $150.9 million and a net loss (on an after-tax basis) of $221.4 million and $159.2 million for fiscal 1996 and 1997, respectively. The net loss for fiscal 1996 reflects write-offs of receivables, the establishment of additional receivables and inventory reserves, severance charges incurred in connection with the downsizing of the Company and the reduction of certain deferred costs, as well as an operating loss for the year resulting primarily from price protection and similar concessions granted to retailers at greater than anticipated levels in connection with the Company's 16-bit and 32-bit Software. The net loss for fiscal 1997 reflects, among other things, a charge of $23.6 million for certain claims and litigations for which the settlement obligation is currently probable and estimable, a writedown of $25.2 million to reduce the carrying value of the goodwill associated with Acclaim Comics to its estimated undiscounted future cash flows, and downsizing charges of $10 million.



     Based on information available in 1994 and based on its historical experience with respect to the transition from 8-bit to 16-bit platforms, the Company believed that Software sales for 16-bit platforms would, although continuing to decrease overall, still dominate the interactive entertainment market in 1995 and that such sales would remain substantial through the 1996 holiday season. Accordingly, although the Company's strategy for the Christmas 1996 season was to develop Software for multiple Entertainment Platforms and Multimedia PCs, the Company anticipated that substantially all of its revenues in fiscal 1995 would be derived from its 16-bit Software sales. The Company also anticipated that its sales of 32-bit and Multimedia PC Software in fiscal 1996 would grow as compared to fiscal 1995 but that the majority of its revenues in fiscal 1996 would still be derived from 16-bit Software sales. However, the 16-bit Software market matured much more rapidly than anticipated by the Company, the Company's Christmas 1995 16-bit Software sales were substantially lower than anticipated and, by April 1996, the Company derived minimal profits from such Software sales and made the decision to exit the 16-bit and portable cartridge markets.

     As a result of the industry transition to 32- and 64-bit Entertainment Platforms, the Company's Software sales during fiscal 1996 and fiscal 1997 were significantly lower than in fiscal 1995. In addition, although the Company had acquired three Software studios (and had incurred increases in fixed overhead expenses), due to Software development lead times, the capacity of the studios to develop titles to be marketed by the Company soon after their acquisition was limited, and the Company continued to rely on independent studios for the development of its titles and incurred royalty and other expense relating thereto. Accordingly, in fiscal 1997, the Company effected certain measures, including expense reductions and consolidation of certain operations, to align its operating expenses with anticipated revenues. The Company recorded net earnings of $8.0 million for the quarter ended November 30, 1997 as compared to a net loss of $(19.0) million for the quarter ended November 30, 1996. The net earnings for the first quarter of fiscal 1998 reflect primarily the increase in sales volume of the Company's Software for Nintendo's 64-bit N64 platform.



     The Company believes, based on publicly available information and its own estimates, that the installed base of 32- and 64-bit Entertainment Platforms was between approximately 6 and 7 million and between approximately 20 and 22 million units at the end of calendar 1996 and 1997, respectively. Although the Company anticipates that such installed base will continue to grow in calendar 1998 and that the Company's revenues in fiscal 1998 from sales of Software therefor will be higher than in fiscal 1997, the Company's revenues from sales of Software for the new Entertainment Platforms in fiscal 1998 will not be comparable to its revenues from sales of 16-bit Software in fiscal 1994 or 1995. No assurance can be given as to the future growth of the installed base of 32- and 64-bit Entertainment Platforms or Software therefor or of the Company's results of operations and profitability in future periods. See 'Risk Factors.'



     The Company's ability to generate sales growth and profitability will be primarily dependent on the growth of the Software market for 32- and 64-bit Entertainment Platforms and Multimedia PCs, the Company's ability to identify, develop and publish 'hit' Software for Entertainment Platforms with significant installed bases and Multimedia PCs, the continued success of the Company's cost reduction efforts and its ability to develop and publish commercially viable titles after giving effect to such efforts and, to a lesser extent, the development of, and the generation of revenues from, the Company's other entertainment operations.



     A Delaware corporation, Acclaim was founded in 1987 and has overseas operations in Japan, France, Germany, Spain and the United Kingdom.



     The Company's principal executive offices are located at One Acclaim Plaza, Glen Cove, New York 11542, and its telephone number is (516) 656-5000.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors, among others, should be considered carefully in evaluating the investment in the Company offered hereby.

  Recent Operating Results


     The Company's net revenues declined from $566.7 million in fiscal 1995 to

$161.9 million in fiscal 1996 and to $165.4 million in fiscal 1997 and increased from $53.3 million in the first quarter of fiscal 1997 to $92.3 million in the first quarter of fiscal 1998. The Company had net earnings of $44.7 million in fiscal 1995, a net loss of $(221.4) million in fiscal 1996 and a net loss of $(159.2) million in fiscal 1997 and a loss of $(19.0) million in the first quarter of fiscal 1997 as compared to net earnings of $8.0 million in the first quarter of fiscal 1998. The increase in revenues and earnings in the first quarter of fiscal 1998 reflects increased sales of the Company's Software for the N64 platform. The loss for fiscal 1997 included, among other things, charges for litigation settlements and other claims of $23.6 million, a writedown of the goodwill associated with Acclaim Comics of $25.2 million and downsizing charges of $10 million. The loss for fiscal 1996 included, among other things, the second and fourth quarter special cartridge video charges taken by the Company aggregating approximately $114 million.



     The Company's revenues and operating results in fiscal 1996 and 1997 reflect principally the transition from 16-bit to 32- and 64-bit Entertainment Platforms. Based on publicly available information and its own estimates, the Company believes that the installed base of 32- and 64-bit Entertainment Platforms was between approximately 6 and 7 million units at the end of calendar 1996 and between approximately 20 and 22 million units at the end of calendar 1997 on a worldwide basis. Although the Company anticipates that such installed base will continue to grow in calendar 1998, no assurance can be given that the installed base of such Entertainment Platforms will increase substantially or that the Company's revenues from sales of Software therefor will increase sufficiently to offset the reduction in revenues derived from sales of 16-bit Software in prior years.



     In fiscal 1997, the Company effected a variety of cost reduction measures to reduce its operating expenses. See '--Liquidity and Bank Relationships' below. The Company realized the benefits of such measures in the fourth quarter of fiscal 1997 and in the first quarter of fiscal 1998 in the form of reduced operating expenses as compared to prior quarters. However, no assurance can be given that the Company will be able to maintain its operating expenses at their current level or that the cost reduction measures will not materially adversely affect the Company's ability to develop and publish commercially viable titles or that such measures, whether alone or in conjunction with increased revenues, if any, will be sufficient to generate operating profits in fiscal 1998 and beyond.



  Liquidity and Bank Relationships



     The Company's net cash used in operations increased from approximately $7.3 million in fiscal 1995 to approximately $38.3 million in fiscal 1996 and approximately $29.2 million in fiscal 1997 and derived net cash from operations of approximately $31.0 million and $7.1 million in the first quarter of fiscal

1997 and 1998, respectively. An income tax refund of approximately $54 million related to the carryback of the Company's loss for fiscal 1996 was included in the net cash used in operating activities during the first quarter of fiscal 1997 and the year ended August 31, 1997. Prior to the fiscal 1998 quarter, without giving effect to the tax refund during the first quarter of fiscal 1997, the Company has experienced negative cash flow from operations in recent periods primarily due to its net losses, which were primarily attributable to the industry transition from 16-bit to 32- and 64-bit Entertainment Platforms and related Software.



     The Company believes, based on the anticipated continued growth of the installed base of 32- and 64-bit Entertainment Platforms and the cost reduction efforts effected by the Company, that its cash flows from operations will be sufficient to cover its operating expenses in fiscal 1998. However, there can be no assurance that the Company's operating expenses will not materially exceed cash flows available from the Company's operations in fiscal 1998 and beyond.

     To provide liquidity, the Company (i) in fiscal 1997, significantly reduced the number of its employees and consolidated certain of its studio operations to reduce their overhead expenses, (ii) on February 26, 1997, consummated a convertible note offering (the 'Convertible Note Offering') and used approximately $16 million of the net proceeds of the Convertible Note Offering to retire its term loan from Midland Bank plc ('Midland') and $2 million of such proceeds to pay down its mortgage loan from Fleet Bank ('Fleet') and (iii) on March 5, 1997, sold substantially all of the assets and certain liabilities of Acclaim Redemption Games, Inc. (formerly Lazer-Tron Corporation) ('Lazer-Tron') for $6 million in cash. The Company's long-term liquidity will be materially dependent on its ability to develop and market 'hit' Software for the hardware platforms that dominate the interactive entertainment market.



     As a result of its financial performance in fiscal 1997 and in the first quarter of fiscal 1998, the Company was in default of various financial and other covenants under loan agreements with its lead institutional lender, BNY Financial Corporation ('BNY'), as of the end of each quarter of fiscal 1997 and in the first quarter of fiscal 1998, which defaults have been waived. There can be no assurance that additional covenant defaults or a payment default will not occur in the future. The Company's ability to meet its financial covenants and its payment obligations can be affected by factors beyond its control. There can be no assurance that the Company will be able to obtain waivers of any future default or that the lenders will not exercise their remedies. In such event, the Company's operations would be materially adversely affected.




  Substantial Leverage and Ability to Service Debt



     The Company's ability to satisfy its obligations to its lenders will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business and other factors, including factors beyond the Company's control.



     The level of the Company's indebtedness could have important consequences to investors in the Company, because: (i) a portion of the Company's cash flow from operations must be dedicated to debt service, including the notes (the 'Notes') issued in the Convertible Note Offering and the Company's existing bank obligations, and will not be available for other purposes; (ii) the Company's ability to obtain additional debt financing in the future for working capital, or to pursue possible expansion of its business or acquisitions, may be limited; and (iii) the Company's level of indebtedness could limit its flexibility in reacting to changes in the interactive entertainment industry and economic conditions generally, making it more vulnerable to adverse economic conditions and limiting its ability to withstand competitive pressures or take advantage of business opportunities. Certain of the Company's competitors currently operate on a less leveraged basis, and are likely to have significantly greater operating and financing flexibility than the Company.



     The Company believes that, based upon current levels of operations, it should be able to meet its interest obligations on the Notes, and its interest and principal obligations under its bank agreements, when due. However, if the Company cannot generate sufficient cash flow from operations to meet its debt obligations when due, the Company might be required to restructure or refinance its indebtedness. There can be no assurance that any such restructuring or refinancing will be effected on satisfactory terms or will be permitted by the terms of the indenture (the 'Indenture') governing the Notes, or the Company's existing indebtedness. There can be no assurance that the Company's operating cash flows will be sufficient to meet its debt service requirements or to repay the Notes at maturity or that the Company will be able to refinance the Notes or other indebtedness at maturity. See '--Prior Rights of Creditors' below.



  Prior Rights of Creditors



     The Company has outstanding long-term debt (including current portions) of $53.3 million at November 30, 1997. The Company's failure to make payments of interest or principal on such indebtedness when due may result in defaults under its agreements with respect to such indebtedness and under the Indenture. Certain of such indebtedness is secured by liens on substantially all of the assets of the Company.




     In addition, the Indenture provides that, upon the occurrence of certain events (each a 'Repurchase Event'), the Company may be obligated to repurchase all or a portion of the outstanding Notes. If a Repurchase Event were to occur and the Company did not have, or could not obtain, sufficient financial resources to repurchase the Notes, such failure to repurchase the Notes would constitute an event of default under the Indenture. The occurrence of certain Repurchase Events would also constitute a default under certain of the Company's current loan agreements, including the Company's main credit facility with BNY, and may constitute an event of default under the terms of future agreements with respect to the Company's borrowings. The default under the Indenture for the Company's failure to effect a repurchase of the Notes would also constitute an event of default under certain of the Company's existing loan agreements.



     Further, the Company's ability to meet its debt service obligations are, in part, dependent upon its receipt of dividends and other advances and transfers of funds from its subsidiaries. The ability of the Company's subsidiaries to pay such dividends and make such advances will be subject to applicable state and foreign law regulating the payment of dividends and the terms of the Company's existing bank agreements and the Indenture.



     A significant portion of the Company's assets, operations, trade payables and other indebtedness are located at subsidiaries of the Company and the creditors of such subsidiaries would generally recover from the assets of such subsidiaries on the obligations owed to them by such subsidiaries prior to any recovery by creditors of the Company and prior to any distribution of remaining assets to equity holders of the Company.



     An event of default with respect to the Company's current bank agreements may result in acceleration of the Company's obligations under such bank agreements or demand by the lenders for immediate repayment and would entitle any secured creditor in respect of such debt to proceed against the collateral securing such defaulted loan. An event of default under the Indenture may result in actions by IBJ Schroder Bank & Trust Company, as trustee (the 'Trustee'), on behalf of the holders of the Notes. In the event of such acceleration by the Company's creditors or action by the Trustee, holders of indebtedness would be entitled to payment out of the assets of the Company. If the Company becomes insolvent, is liquidated or reorganized, it is possible that there will not be sufficient assets remaining after payment to such creditors for any distribution to holders of Common Stock.



  Going Concern Considerations



     The report of KPMG Peat Marwick LLP, independent auditors for the Company, includes an explanatory paragraph relating to substantial doubt as to the ability of the Company to continue as a going concern. The Company incurred significant losses from operations in fiscal 1997 and has working capital and stockholders' deficiencies at November 30, 1997 and August 31, 1997. A 'going concern' explanatory paragraph could have a material adverse effect on the terms of any bank financing or capital the Company may seek.



  NASDAQ Delisting and Liquidity of Common Stock



     In order to maintain the listing of the Common Stock on the NASDAQ National Market System (the 'NMS'), at May 31, 1997, the Company was required, among other things, to maintain net tangible assets of at least $1 million. At May 31, 1997, the Company did not meet this requirement. Based on its review of certain information provided by the Company, NASDAQ informed the Company that it had determined that the Common Stock remain listed on the NMS pending NASDAQ's review of the Company's status upon filing of the Company's Annual Report on Form 10-K for the year ended August 31, 1997. Upon such review, NASDAQ informed the Company that it has determined that the Common Stock remain listed on the NMS until February 1998, at which time the NASDAQ Stock Market's new maintenance criteria for securities listed on the NMS are anticipated to become effective. Under such criteria, the Company is required, among other things, to maintain a minimum bid price of $5 per share of Common Stock. The Company does not currently meet this criteria (although the Company's performance as of August 31, 1997 does meet the other quantitative maintenance criteria). Accordingly, no assurance can be given that the Common Stock will not be delisted from trading on the NMS.



     If the Common Stock were to be delisted from trading on the NMS, in order to obtain relisting of the Common Stock on the NMS, the Company must satisfy quantitative designation criteria, including a minimum net tangible assets requirement which it does not currently meet. No assurance can be given that the Company will meet such relisting criteria in the near future.



     If the Common Stock were to be delisted from trading on the NMS, the Company may seek to have the Common Stock listed for trading on the NASDAQ Small-Cap Market. Although the Company meets the current listing criteria for the NASDAQ Small-Cap Market (other than a minimum bid price of $4 per share of Common

Stock), no assurance can be given as to the Company's ability to obtain listing for the Common Stock on the NASDAQ Small-Cap Market or as to the Company's ability to meet the maintenance requirements thereof.



     If the Common Stock were to be delisted from trading on the NMS and were neither relisted thereon nor listed for trading on the NASDAQ Small-Cap Market, trading, if any, in the Common Stock may continue to be conducted on the OTC Bulletin Board or in the non-NASDAQ over-the-counter market. Delisting of the Common Stock would result in limited release of the market price of the Common Stock and limited news coverage of the Company and could restrict investors' interest in the Common Stock and materially adversely affect the trading market and prices for the Common Stock and the Company's ability to issue additional securities or to secure additional financing. In addition, if the Common Stock were not listed and the trading price of the Common Stock were less than $5.00 per share, the Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934 which, among other things, requires that broker/dealers satisfy special sales practice requirements, including making individualized written suitability determinations and receiving a purchaser's written consent prior to any transaction. In such case, the Common Stock could also be deemed to be a 'penny stock' under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in the Common Stock, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of the Common Stock.



  Litigation



     In conjunction with certain claims and litigations for which the settlement obligation is currently probable and estimable, the Company recorded a charge of $23.6 million in the year ended August 31, 1997. No assurance can be given that the Company will not be required to record additional material charges in future periods in conjunction with the various litigations to which the Company is a party. Any additional charges to earnings arising from an adverse result in such litigations or an inadequacy in its charge recorded in fiscal 1997 could have a material adverse effect on the financial condition and results of operations of the Company. A portion of any settlement or judgment in one or more of the litigations to which the Company is a party may be covered by the Company's insurance.




  Industry Trends; Platform Transition; Technological Change



     The interactive entertainment industry is characterized by, and the Company anticipates that it will continue to undergo, rapid technological change due in large part to (i) the introduction of Entertainment Platforms incorporating more advanced processors and operating systems, (ii) the impact of technological changes embodied in Multimedia PCs and Software therefor, (iii) the development of electronic and wireless delivery systems and (iv) the entry and participation of new companies in the industry. These factors have resulted in hardware platform and Software life cycles.



     No single hardware platform or system has achieved long-term dominance. Accordingly, the Company must continually anticipate and adapt its Software titles to emerging hardware platforms and systems and evolving consumer preferences. There can be no assurance that the Company will be successful in developing and marketing Software for new hardware platforms. The process of developing Software titles such as those offered by the Company is extremely complex and is expected to become more complex and expensive in the future as consumers demand more sophisticated and elaborate features and as new platforms and technologies are introduced.



     Development of Software for emerging hardware platforms requires substantial investments in research and development for new and improved technologies in the areas of graphics, sound, digitized speech, music and video. Such research and development must occur well in advance of the release of new hardware platforms in order to allow sufficient lead time to develop and introduce new Software titles on a timely basis. This generally requires the Company to predict the probable success of hardware platforms as much as 12 to 24 months prior to the release of compatible Software.



     Substantially all of the Company's revenues in fiscal 1997 and in the first quarter of fiscal 1998 were derived from the sale of titles designed to be played on the Nintendo N64, Sony PlayStation, Sega Saturn and various Multimedia PCs. At any given time, the Company has expended significant development and marketing resources on product development for platforms (such as the 16-bit SNES and Sega Genesis platforms) that could have shorter life cycles than the Company expected, as in fiscal 1996, or on Software titles designed for new platforms

(such as the Sony PlayStation and Nintendo N64) that have not yet achieved large installed bases. If the Company does not accurately predict the success, size of the installed base and life cycle of existing or future hardware platforms due to, among other things, the long Software development lead times involved, it could be in the position, as it was in fiscal 1996 and 1997, of marketing Software for (i) new hardware platforms that have not yet achieved significant market penetration and/or (ii) hardware platforms that have become or are becoming obsolete due to the introduction or success of new hardware platforms. There can be no assurance that the Company will be able to predict accurately such matters, and its failure to do so would have a material adverse effect on the Company.



     Failure to develop Software titles for hardware platforms that achieve significant market acceptance, discontinuance of development for a platform that has a longer than expected life cycle, development for a platform that does not achieve a significant installed base or continued development for a platform that has a shorter than expected life cycle, may have a material adverse effect on the Company's business, financial condition and operating results.



     The Company's results of operations and profitability have been materially adversely affected during the fiscal years ended August 31, 1996 and 1997 by the material decline in sales of the Company's 16-bit Software and the transition to the new hardware platforms described herein. The Company is currently developing Software for Multimedia PCs, the Sony PlayStation and the Nintendo N64. There are a significant number of Software titles for the Entertainment Platform market competing for limited shelf space. In addition, the 32- and 64-bit Entertainment Platforms have not yet achieved market penetration similar to that of the 16-bit Entertainment Platforms (Nintendo SNES and Sega Genesis); accordingly, the number of units of each Software title sold for these newer Entertainment Platforms is significantly less than the number of units of a title generally sold during 1993, 1994 and 1995 for the 16-bit Entertainment Platforms. Based on the dates of introduction of the 32- and 64-bit Entertainment Platforms, publicly available information and its own estimates, the Company believes that the installed base of 32- and 64-bit Entertainment Platforms was between approximately 6 and 7 million and between approximately 20 and 22 million units at the end of calendar 1996 and 1997, respectively. Although the Company anticipates that such installed base will continue to grow in calendar 1998, no assurance can be given that the installed base of any of the new Entertainment Platforms will grow substantially or that any of them will achieve market penetration similar to that achieved by the Nintendo SNES and Sega Genesis Entertainment Platforms.



  Revenue and Earnings Fluctuations; Seasonality



     The Company has historically derived substantially all of its revenues from the publication and distribution of Software for then dominant hardware platforms. The Company's revenues are subject to fluctuation during transition periods, as occurred in fiscal 1996 and 1997, when new hardware platforms have been introduced but none has achieved mass market penetration. In addition, the Company's earnings are materially affected by the timing of release of new Software titles produced by the Company. Product development schedules are difficult to predict due, in large part, to the difficulty of scheduling accurately the creative process and, with respect to Software for new hardware platforms, the use of new development tools and the learning process associated with development for new technologies. Earnings may also be materially impacted by other factors including, but not limited to, (i) the level and timing of market acceptance of Software titles, (ii) increases or decreases in development and/or promotion expenses for new titles and new versions of existing titles,
(iii) the timing of orders from major customers and (iv) changes in shipment volume.



     A significant portion of the Company's revenues in any quarter is generally derived from sales of new Software titles introduced in that quarter or in the immediately preceding quarter. If the Company were unable to commence volume shipments of a significant new product during the scheduled quarter, the Company's revenues and earnings would likely be materially and adversely affected in that quarter. In addition, because a majority of the unit sales for a product typically occur in the first 90 to 120 days following the introduction of the product, the Company's earnings may increase significantly in a period in which a major product introduction occurs and may decline in the following period or in periods in which there are no major product introductions. Certain operating expenses are fixed and do not vary directly in relation to revenue. Consequently, if net revenue is below expectations, the Company's operating results are likely to be materially and adversely affected.



     The interactive entertainment industry is highly seasonal. Typically, net revenues are highest during the last calendar quarter (which includes the holiday buying season), decline in the first calendar quarter, are lower in the second calendar quarter and increase in the third calendar quarter. The seasonal pattern is due primarily to the increased demand for Software during the year-end holiday buying season. The Company's earnings, however, vary significantly and are largely dependent on releases of major new titles and, as such, may not necessarily reflect the seasonal patterns of the industry as a whole. The Company expects that its operating results will continue to fluctuate significantly in the future.



  Dependence on Entertainment Platform Manufacturers; Need for License Renewals




     In fiscal 1995, 1996 and 1997, the Company derived 47%, 29% and 41% of its gross revenues, respectively, from sales of Nintendo-compatible titles and 46%, 36% and 12% of its gross revenues, respectively, from sales of Sega-compatible titles. In addition, in fiscal 1996 and 1997, the Company derived 19% and 28%, respectively, of its gross revenues from sales of Sony-compatible titles. In the quarters ended November 30, 1996 and 1997, the Company derived 13% and 75% of its gross revenues, respectively, from sales of Nintendo-compatible Software, 48% and 15% of its gross revenues, respectively, from sales of Software for the Sony PlayStation and 19% and less than 1% of its gross revenues, respectively, from sales of Sega-compatible Software. Accordingly, the Company is substantially dependent on Sony, Sega and Nintendo as the sole manufacturers of the Entertainment Platforms marketed by them and as the sole licensors of the proprietary information and technology needed to develop Software for those Entertainment Platforms. The Entertainment Platform manufacturers have in the past and may in the future limit the number of titles that the Company can release in any year, which may limit any future growth in sales.



     The Company has historically been able to renew and/or negotiate extensions of its Software license agreements with Entertainment Platform developers. However, there can be no assurance that, at the end of their current terms, the Company will continue to be able to do so or that the Company will be successful in negotiating definitive license agreements with developers of new hardware platforms. The Company has executed license agreements with Sony with respect to the PlayStation platform in North America, Japan, Asia and Europe and with Nintendo with respect to the N64 platform in North and South America and Japan. Currently, the Company and Sega are operating in the ordinary course under the terms of an agreement that expired in December 1995 and, with respect to the Saturn platform, under an oral agreement and other arrangements. The inability to negotiate agreements with developers of new Entertainment Platforms or the termination of all of the Company's license agreements or other arrangements will, and the termination of any one of the Company's license agreements or other arrangements could, have a material adverse effect on the Company's financial position and results of operations.



     The Company depends on Nintendo, Sega and Sony for the protection of the intellectual property rights to their respective Entertainment Platforms and technology and their ability to discourage unauthorized persons from producing Software for the Entertainment Hardware platforms developed by each of them. The Company also relies upon the Entertainment Platform manufacturers for the manufacture of certain cartridge and CD-based read-only memory ('ROM') Software.



  Reliance on New Titles; Product Delays




     The Company's ability to maintain favorable relations with retailers and to receive the maximum advantage from its advertising expenditures is dependent in part on its ability to provide retailers with a timely and continuous flow of product. The life cycle of a Software title generally ranges from less than three months to upwards of twelve months, with the majority of sales occurring in the first 90 to 120 days after release. The Company generally actively markets its 10 to 15 most recent releases. Accordingly, the Company is constantly required to develop, introduce and sell new Software in order to generate revenue and/or to replace declining revenues from previously released titles. In addition, consumer preferences for Software are difficult to predict, and few Software titles achieve sustained market acceptance. There can be no assurance that new titles introduced by the Company will be released in a timely fashion, will achieve any significant degree of market acceptance, or that such acceptance will be sustained for any meaningful period. Competition for retail shelf space, consumer preferences and other factors could result in the shortening of the life cycle for older titles and increase the importance of the Company's ability to release titles on a timely basis.



     The Company's current production schedules contemplate that the Company will commence shipment of a number of new titles in the remainder of fiscal 1998. Shipment dates will vary depending on the Company's own quality assurance testing, as well as that by the applicable dedicated platform manufacturer, and other development factors. The Company generally submits new games to the dedicated platform manufacturers and other intellectual property licensors for approval prior to development and/or manufacturing. Rejection as a result of bugs in Software or a substantial delay in the approval of a product by an Entertainment Platform manufacturer or licensor could have a material adverse effect on the Company's financial condition and results of operations. In the past, the Company has experienced significant delays in the introduction of certain new titles. There can be no assurance that such delays will not occur or materially adversely affect the Company in the future. It is likely that in the future certain new titles will not be released in accordance with the Company's internal development schedule or the expectations of public market analysts and investors. A significant delay in the introduction of, or the presence of a defect in, one or more new titles could have a material adverse effect on the ultimate success of such product. If the Company is not able to develop, introduce and sell new competitive Software titles on a timely basis, its results of operations and profitability would be materially adversely affected.



  Reliance on 'Hit' Titles




     The market for Software is 'hits' driven and, accordingly, the Company's future success is dependent in large part on its ability to develop and market 'hit' titles for hardware platforms with significant installed bases. During the fiscal year ended August 31, 1997, sales of the Company's top title accounted for approximately 33% of the Company's gross sales for that period and, during the quarter ended November 30, 1997, sales of the Company's top three titles accounted for approximately 71% of the Company's gross sales for that period. There can be no assurance that the Company will be able to publish 'hit' titles for hardware platforms with significant installed bases and, if it is unable to do so for any reason, its financial condition, results of operations and profitability could be materially adversely affected, as they were in fiscal 1996 and 1997.



  Inventory Management; Risk of Product Returns



     The Company is generally not contractually obligated to accept returns, except for defective product. However, the Company may permit its customers to return or exchange inventory and may provide price protection or other concessions for excess or slow-moving inventory. Management must make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.



     Among the more significant of such estimates are allowances for estimated returns, price concessions and other discounts. At the time of shipment, the Company establishes reserves in respect of such estimates taking into account the potential for product returns and other discounts based on historical return rates, seasonality, retail inventories and other factors. In fiscal 1996, price protection, returns and exchanges were materially higher than the Company's reserves therefor, as a result of which the Company's results of operations and liquidity in fiscal 1996 were materially adversely affected. The Company believes that, at November 30, 1997, it has established adequate reserves for future price protection, returns, exchanges and other concessions but there can be no assurance that the Company's reserves therefor will not be exceeded, which event would have a material adverse effect on the Company's financial condition and results of operations.



     In addition, the Company has offered and anticipates that it will continue to offer stock-balancing programs for its PC Software. The Company has established reserves for such programs, which have not been material to date. No assurance can be given that future stock-balancing programs will not become material and/or will not exceed the Company's reserves for such programs and, if so exceeded, the Company's results of operations and financial condition could be materially adversely affected.

  Increased Product Development Costs



     In order to manage its Software development process and to ensure access to a pool of Software developers, development tools and engines in an increasingly competitive market, the Company acquired three Software studios in calendar 1995. The result of such acquisitions was that the Company's fixed Software development and overhead costs were significantly higher in fiscal 1996 and 1997 as compared to historical levels and such costs were not offset by revenues from Software developed by the studios. These costs further contributed to the Company's results of operations and profitability being materially adversely affected in fiscal 1996 and 1997. No assurance can be given that such costs will not continue to have a material adverse effect on the Company's operations in future periods.



  Competition



     The market for consumer Software titles is highly competitive. Only a small percentage of titles introduced in the Software market achieve any degree of sustained market acceptance. Competition is based primarily upon quality titles price, access to retail shelf space, product enhancements, ability to operate on popular platforms, availability of titles (including 'hits'), new product introductions, marketing support and distribution systems.



     The Company competes with a variety of companies which offer products that compete directly with one or more of the Company's Software titles. Typically, the Company's chief competitor on an Entertainment Platform is the hardware manufacturer of the platform, to whom the Company pays royalties and, in some cases, manufacturing charges. Accordingly, the hardware manufacturers have a price, marketing and distribution advantage with respect to Software marketed by them and such advantage is particularly important in a mature or declining market which supports fewer full-priced titles and is characterized by customers who make purchasing decisions on titles based primarily on price (as compared to developing markets with limited Software titles, when price has been a less important factor in Software sales). The Company's competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than the Company, such as Nintendo, Sega and Sony. The Company's competitors also include a number of independent Software publishers licensed by the hardware manufacturers.




     Additionally, the entry and participation of new industries and companies, including diversified entertainment companies, in markets in which the Company competes may adversely affect the Company's performance in such markets. The availability of significant financial resources has become a major competitive factor in the Software industry, principally as a result of the technical sophistication of advanced Entertainment Platform and Multimedia PC game products requiring substantial investments in research and development. In particular, many of the Company's competitors are developing on-line interactive computer games and interactive networks that will be competitive with the Company's Software. As competition increases, significant price competition and reduced profit margins may result. In addition, competition from new technologies may reduce demand in markets in which the Company has traditionally competed. Prolonged price competition or reduced demand as a result of competing technologies would have a material adverse effect on the Company's business, financial condition and operating results. No assurance can be given that the Company will be able to compete successfully.



  Intellectual Property Licenses and Proprietary Rights



     To date, most of the Company's Software incorporates for marketing purposes properties or trademarks owned by third parties, such as the WWF, the National Basketball Association, the National Football League or their respective players' associations, which properties are licensed to the Company. In addition, the Company in the past has obtained agreements with independent developers for the development of a significant portion of its Software and, in such cases, the Company usually acquires copyrights to the underlying Software and obtains the exclusive right to such Software for a period of time and may have a limited period in which to market and distribute Software. To the extent future product releases are not derived from the Company's proprietary properties, the Company's future success will also be dependent upon its ability to procure licenses for additional popular intellectual properties. There is intense competition for such licenses, and there can be no assurance that the Company will be successful in acquiring additional intellectual property rights with significant commercial value. There can be no assurance that such licenses will be available on reasonable terms or at all.

     The Company relies primarily on a combination of copyrights, trade secret laws, patent and trademark laws, nondisclosure agreements and other copy protection methods to protect its product and proprietary rights. It is the Company's policy that all employees and third-party developers sign nondisclosure agreements. There can be no assurance that these measures will be sufficient to protect the Company's intellectual property rights against infringement. The Company has 'shrinkwrap' license agreements with the end users of its PC titles, but the Company relies on the copyright laws to prevent unauthorized distribution of its other Software. Existing copyright laws afford only limited protection. However, notwithstanding the Company's rights to its Software, it may be possible for third parties to copy illegally the Company's titles or to reverse engineer or otherwise obtain and use information that the Company regards as proprietary. Illegal copying occurs within the Software industry, and if a significant amount of illegal copying of the Company's published titles or titles distributed by it were to occur, the Company's business, operating results and financial condition could be materially adversely affected. Policing illegal use of the Company's titles is difficult, and Software piracy can be expected to be a persistent problem. Further, the laws of certain countries in which the Company's titles are or may be distributed do not protect the Company and its intellectual property rights to the same extent as the laws of the United States.



     The Company believes that its Software titles, trademarks and other proprietary rights do not infringe on the proprietary rights of third parties. However, as the number of Software titles in the industry increases, the Company believes that claims and lawsuits with respect to Software infringement will increase. From time to time, third parties have asserted that features or content of certain of the Company's titles may infringe upon intellectual property rights of such parties, and the Company has asserted that third parties have likewise infringed the Company's proprietary rights; certain of these claims have resulted in litigation by and against the Company. To date, no such claims have had an adverse effect on the Company's ability to develop, market or sell its titles. There can be no assurance that existing or future infringement claims by or against the Company will not result in costly litigation or require the Company to license the intellectual property rights of third parties.



     The owners of intellectual property licensed by the Company generally reserve the right to protect such intellectual property against infringement.



  International Sales



     International sales represented approximately 25%, 41% and 50% of the Company's net revenues in fiscal 1995, 1996 and 1997, respectively, and approximately 53% and 41% of the Company's net revenues for the quarter ended November 30, 1996 and 1997, respectively. The Company expects that international sales will continue to account for a significant portion of its net revenues in future periods. International sales are subject to inherent risks, including unexpected changes in regulatory requirements, tariffs and other economic barriers, fluctuating exchange rates, difficulties in staffing and managing foreign operations and the possibility of difficulty in accounts receivable collection. Because the Company believes exposure to foreign currency losses is not currently material, the Company currently has no formal financial instruments in place as a hedge against foreign currency risks. In some markets, localization of the Company's titles is essential to achieve market penetration. The Company may incur incremental costs and experience delays in localizing its titles. These or other factors could have a material adverse effect on the Company's future international sales and, consequently, on the Company's business, operating results and financial condition.



  New Business Ventures



     Commencing in July 1994, the Company has completed acquisitions, or has commenced operations, of various new businesses including (i) the publication of comic books, (ii) the distribution of Affiliated Labels Software, (iii) the marketing of its motion capture technology and studio services and (iv) the distribution of coin-operated video games. The Company also acquired three Software studios in calendar 1995. The Company made significant investments and incurred significant expenses in connection with the acquisition/ establishment of such businesses in fiscal 1995, 1996 and 1997, and anticipates that it will continue to incur significant expenses in connection with certain of the operations thereof. To date, except for sales of Affiliated Labels Software (which accounted for approximately 11% of the Company's gross revenues in fiscal 1997 and for approximately 9% and 8% of the Company's gross revenues in the quarter ended November 30, 1996 and 1997, respectively) and sales of titles developed by the studios, none of such new businesses has generated significant revenues and there can be no assurance that such businesses will generate significant revenues or the timing thereof. To the extent the Company continues to incur material expenses in connection with such ventures during periods when they do not generate significant revenues, the Company's results of operations and profitability will be materially adversely affected.


  Dependence on Key Personnel and Employees



     The interactive entertainment industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. The ability to identify, hire and retain such personnel is essential to the Company's success. No assurance can be given that the Company will be able to attract and retain such personnel or that it will not experience significant cost increases in order to do so.




     In particular, the Company is highly dependent upon the management services of Gregory Fischbach, Co-Chairman of the Board and Chief Executive Officer, and James Scoroposki, Co-Chairman of the Board and Senior Executive Vice President, of the Company. The loss of the services of any of the Company's senior management could have a material adverse effect on the Company's business, operating results and financial condition. Although the Company has employment agreements with Messrs. Fischbach and Scoroposki, there can be no assurance that such employees will not leave or compete with the Company. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially and adversely affect the Company's business, operating results and financial condition.



  Anti-Takeover Provisions



     The Company's Board of Directors has the authority (subject to certain limitations imposed by the Indenture) to issue shares of preferred stock and to determine the designations, preferences and rights and the qualifications or restrictions of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate actions, could have the effect of making it more difficult for a third-party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law (the 'DGCL'). In general, this statute prohibits a publicly held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Employment arrangements with certain members of the Company's management provide for severance payments upon termination of their employment after a 'change in control' of the Company as defined in such agreements.



  Volatility of Stock Price



     There has been a history of significant volatility in the market prices of companies engaged in the Software industry, including the Company. It is likely that the market price of the Common Stock will continue to be highly volatile. Factors such as the timing and market acceptance of product introductions by the Company, the introduction of products by the Company's competitors, loss of key personnel of the Company, variations in quarterly operating results or changes in market conditions in the Software industry generally may have a significant impact on the market price of the Common Stock. In the past, the Company has experienced significant fluctuations in its operating results and, if the Company's future revenues or operating results or product releases do not meet the expectations of public market analysts and investors, the price of the Common Stock would likely be materially adversely affected. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of Software companies and companies in the interactive entertainment industry and which have often been unrelated to the operating performance of these companies.



     Because of the foregoing factors, as well as other factors affectiing the Company's operating results and financial condition, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                                USE OF PROCEEDS


     The Company will not receive any proceeds from the sale of any of the Shares by the Selling Stockholder.

                              SELLING STOCKHOLDERS



     The Shares covered hereby will be offered and sold by the holder thereof, Mr. George C. Metos (the 'Selling Stockholder').



     On October 9, 1995, Acclaim, the Sculptured Selling Stockholder, Sculptured Software, Inc. ('Sculptured') and Acclaim Utah, Inc., a wholly-owned subsidiary of Acclaim, entered into an Agreement and Plan of Merger (the 'Merger Agreement') and, on the same date, consummated the merger (the 'Merger') of Acclaim Utah, Inc. with and into Sculptured. As a result of the Merger, Sculptured is a wholly-owned subsidiary of Acclaim. Acclaim accounted for the Merger as a pooling of interests. In connection with the Merger, the Company issued 1,282,770 shares of Common Stock to the Selling Stockholder in October 1995 pursuant to the exemption from registration provided under Section 4(2) of the Securities Act. Mr. Metos has disposed of 120,000 of such shares and the remaining 1,162,770 shares (the 'Shares') are covered by this Prospectus.




     Under the terms of the Merger Agreement, the Company issued 1,012,500 shares to the Selling Stockholder in consideration for the merger of Acclaim Utah with and into Sculptured. Concurrently with the consummation of the Merger, Acclaim and Sculptured entered into a five-year employment agreement with the Selling Stockholder pursuant to which the Selling Stockholder, among other things, received the remaining 270,270 shares. The employment agreement provides that the Selling Stockholder could not, with respect to 100,270 and 170,000 of such shares, sell, assign, transfer or otherwise dispose of, or pledge or hypothecate any of such shares, until the end of the fourth and fifth years, respectively, of the term of the employment agreement. The fair value of such Common Stock on the date of issue was recorded as deferred compensation and was being expensed when earned over the five years that the restrictions lapse. The employment agreement also provides that if the Selling Stockholder's employment under the employment agreement is terminated prior to the end of the fourth or fifth year of the term of the employment agreement, the Selling Stockholder would forfeit, and the Company would repurchase at a purchase price of $.02 per share, 270,270 or 170,000 of such shares, as the case may be. In March 1997, Acclaim agreed to waive the foregoing restrictions with respect to such 270,270 shares effective as of April 29, 1997. Any remaining related deferred compensation was expensed in the third quarter of fiscal 1997.



     Neither the Company nor any of its affiliates has had any material relationship with the Selling Stockholder or any of his affiliates within the past three years.



     The following table sets forth certain information with respect to shares of Common Stock held by the Selling Stockholder:



                                                                     BENEFICIAL                        SHARES BENEFICIALLY
                                                                     OWNERSHIP         SHARES BEING        OWNED AFTER
NAME                                                             PRIOR TO OFFERING       OFFERED       THE OFFERING (#)(1)
--------------------------------------------------------------   ------------------    ------------    -------------------
George C. Metos...............................................        1,738,170          1,162,770            575,400


------------------

(1) Assumes that all of the Shares are sold by the Selling Stockholder pursuant to this Prospectus. The Selling Stockholder may choose to dispose of none or only a portion of the Shares held by him pursuant to this Prospectus. Acclaim is not required, pursuant to its agreement with the Selling Stockholder, to keep the Registration Statement effective past two years from the date of this Prospectus. Accordingly, it is currently anticipated that unsold Shares would be sold thereafter in reliance upon Rule 144 promulgated under the Securities Act.



     The Shares are restricted securities within the meaning of the Securities Act and cannot be offered or sold without an effective registration statement covering such offer and sale or pursuant to an applicable exemption from the registration requirements of the Securities Act. Pursuant to the terms of a registration rights agreement entered into between Acclaim and the Selling Stockholder, Acclaim filed the Registration Statement of which this Prospectus is a part and will use its best efforts to keep the Registration Statement effective until no later than two years from the date of this Prospectus (or until all of the Shares are disposed of by the Selling Stockholder, if earlier, subject to the availability of the provisions of Rule 144). None of the expenses of this offering will be borne by the Selling Stockholder (excluding legal and accounting fees incurred by the Selling Stockholder, which will be borne in full by the Selling Stockholder).


                              PLAN OF DISTRIBUTION


     The Selling Stockholder has advised the Company that he may from time to time (a) sell all or a portion of the Shares on The NASDAQ Stock Market or in any other securities market on which the Common Stock is then listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices, and (b) donate a portion of the Shares to charitable institutions and, thereafter, such Shares may be resold by such charitable institutions. Sales on or through The NASDAQ Stock Market will be effected at such prices as may be obtainable and as may be satisfactory to the Selling Stockholders. No sales or distributions other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. Normal commission expenses and brokerage fees will be paid by the Selling Stockholder. The Shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The method by which the Shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The NASDAQ Stock Market; (d) ordinary brokerage transactions in which the broker solicits purchasers; and (e) privately negotiated transactions. The Selling

Stockholder may from time to time deliver all or a portion of the Shares held by him to cover a short sale or sales or upon exercise of a put equivalent position. In addition, any Shares that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any such rules rather than pursuant to this Prospectus.



     Brokers or dealers may receive commission or discounts from the Selling Stockholder in amounts to be negotiated immediately prior to the sale. The Selling Stockholder and any underwriters, dealers or agents that participate in the distribution of the Shares may be deemed to be 'underwriters' within the meaning of the Securities Act, and any profit on the resale of the Shares by them or any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.



     The Company has agreed to indemnify the Selling Stockholder, each underwriter, if any, of the Shares (including any broker or dealer through which such shares may be sold) and each person, if any, who controls the Selling Stockholder or any such underwriter within the meaning of Section 15 of the Securities Act, against certain liabilities, including liabilities under the Securities Act.



     The Selling Stockholder has represented and warranted to, and agreed with the Company that, during such time as he may be engaged in a distribution of the Shares, the Selling Stockholder will, among other things, (a) not engage in any stabilization activity in connection with the Company's securities, (b) furnish to each broker or dealer through whom or which he offers securities copies of the Prospectus, as may be required, (c) inform such broker or dealer as to the number of Shares he is selling, that such securities are part of a distribution and that he is subject to the provisions of Rule 10b-6 of the General Rules and Regulations under the Exchange Act, (d) report to the Company any disposition of the Shares if any such disposition shall have occurred, and (e) not bid for, or purchase, any Company securities other than as permitted under the Exchange Act.



                                 LEGAL MATTERS


     Certain legal matters in respect of the shares offered hereby will be passed upon for the Company by Rosenman & Colin LLP, 575 Madison Avenue, New York, New York 10022.

                                    EXPERTS


     The consolidated financial statements and schedule of Acclaim Entertainment, Inc. and its subsidiaries as of and for the years ended August

31, 1997 and 1996 have been incorporated by reference in this Prospectus and in the registration statement of which it forms a part in reliance upon the report of KPMG Peat Marwick LLP ('KPMG'), independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG contains an explanatory paragraph that states that the Company's significant losses from operations in fiscal 1997 and 1996 and its working capital and stockholders' deficiencies at August 31, 1997 raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The report also indicates that the auditors were unable to review the fiscal 1996 selected quarterly data in accordance with professional standards. The consolidated financial statements for the year ended August 31, 1995 incorporated by reference in this Prospectus have been audited by Grant Thornton LLP ('GT'), independent certified public accountants, as stated in their report incorporated by reference herein. The report of GT for fiscal 1995 includes an emphasis paragraph as to uncertainty relating to the eventual outcome of certain class action lawsuits.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The expenses of issuance and distribution of the Common Stock (excluding legal and accounting fees, if any, incurred by the Selling Stockholders, which will be borne in full by them) are to be paid by the Company. The following itemized list is an estimate of the expenses:


SEC Registration Fee.....................................................................   $  4,622.58
Legal fees and expenses..................................................................    100,000.00
Accounting fees and expenses.............................................................     45,000.00
Transfer Agent fees......................................................................      2,000.00
Blue Sky fees and expenses...............................................................      2,000.00
Miscellaneous............................................................................     28,877.42
                                                                                            -----------
     Total...............................................................................   $200,000.00



ITEM 15. INDEMNIFICATION



     The Certificate of Incorporation of the Registrant provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the General Corporation Law of the State of Delaware.



     Section 145 of the General Corporation Law of Delaware, the law of the state in which the Registrant is incorporated, empowers a corporation within certain limitations to indemnify any person against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any suit or proceeding to which he is a party by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful.




     The Registrant also has in effect directors' and officers' liability insurance.



ITEM 16. EXHIBITS


     (a) The following documents are filed as a part of this Registration
Statement:


EXHIBIT
 NUMBER    DESCRIPTION
--------   ----------------------------------------------------------------------------------------------
     3.1    --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1, filed on April 21, 1989, as amended
                 (Registration Number 33-28274) (the '1989 S-1'))
     3.2    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the 1989 S-1)
     3.3    --   Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(d) to the Company's Registration Statement on Form S-8, filed on May 19,
                 1995 (Registration Number 33-59483) (the '1995 S-8')
     3.4    --   Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 4(e)
                 to the 1995 S-8)
     4.1    --   Specimen form of the Company's Common Stock certificate (incorporated by reference to
                 Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended August 31,
                 1989, as amended (File No. 0-16986))
    *5      --   Opinion of Rosenman & Colin LLP
  **23.1    --   Consent of KPMG Peat Marwick LLP
  **23.2    --   Consent of Grant Thornton LLP

EXHIBIT
 NUMBER    DESCRIPTION
--------   ----------------------------------------------------------------------------------------------
   *23.3    --   Consent of Rosenman & Colin LLP (included in Exhibit 5)
    24.1    --   Power of Attorney (incorporated by reference to this Registration Statement on Form S-1, filed on March 17, 1997 (Registration Number 333-23471))

------------------

 * Filed previously.




** Filed herewith.



ITEM 17. UNDERTAKINGS



     The undersigned Registrant hereby undertakes:



     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;



           (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;



          (iii) to include any material information with respect to the plan of distribution not previvously disclosed in the Registration Statement or any material change to such information in the Registration Statement;



     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.




     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Nassau and State of New York on January 22, 1998.


                                          ACCLAIM ENTERTAINMENT, INC.


                                          By:   /s/
                                              -------------------------------
                                                    Gregory E. Fischbach
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                      TITLE                             DATE
------------------------------------------  -------------------------------------------   -------------------
  /s/                                       Co-Chairman of the Board; Chief Executive        January 22, 1998
------------------------------------------  Officer; President; Director
           Gregory E. Fischbach

  /s/                                       Co-Chairman of the Board; Senior Executive       January 22, 1998
------------------------------------------  Vice President; Treasurer; Secretary;
             James Scoroposki               Acting Chief Financial Officer; Director

  /s/                                       Director                                         January 22, 1998
------------------------------------------
            Kenneth L. Coleman

  /s/                                       Director                                         January 22, 1998
------------------------------------------
           Bernard J. Fischbach

  /s/                                       Director                                         January 22, 1998
------------------------------------------
             Robert H. Groman


  /s/                                       Director                                         January 22, 1998
------------------------------------------
              James Scibelli

  /s/                                       Director                                         January 22, 1998
------------------------------------------
              Michael Tannen